EXHIBIT 10.5

                          Financial Marketing Services
                 Marketing, Promotions & Advertising Agreement
                               Limited Engagement

Based on presentations to the Board of Directors and the Marketing Committee during November 1999 and subsequent discussion during the week of December 20th with the Marketing Committee and Senior Management, Financial Marketing Services is prepared to work with the bank in developing and implementing its marketing programs as highlighted in the year 2000 Marketing Campaign and Strategic Recommendation workbook.

As a precursor to refinement and implementation of the banks marketing plan, Financial Marketing Services recommends the Board of Directors, Senior Management, and another staff member with client services as part of their job description attend a half day strategic focus and tactical implementation hosted by Financial Marketing Services and facilitated by Robert Steiner. It is important that the bank define its quality service imperative and develop a clear understanding of what is expected of the Director Group and Management to support these objectives.

While on the surface it may seem elementary; it is more complicated than it appears to clearly and effectively, define the issues surrounding Delivering Quality Service. We would suggest that before any campaign is launched that the bank address and reach consensus regarding the questions (and the sub-sets that develop) listed below:

      o  How do we define Quality Service?
      o  What actions, products and services support it?
      o  How are you going to deliver it?
      o  Who is going to deliver it?
      o  What are the barriers to delivery?
      o  What will it take (in resources) to deliver it?
      o  How will you know when you have delivered it?
      o  How will you track the results?
      o  What will you do with data collected?
      o  What is the role of:

          o  The collective board?
          o  The individual director?
          o  The officers?
          o  The staff?

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I: The Chairman's Circle & Founder's Starter Kit
------------------------------------------------

As discussed and outlined on page 19 of the Marketing Workbook Financial Marketing Services will begin development and fabrication of these items in support of the Chairman's Circle & Founder Appreciation evening to include:

       o  100 Laminated name, luggage tags/ (101) Business cards
          @ $10.00 per set, must be produced together              $ 1,010.00
       o  100 Lucite prospectus cubes @ $24.65 each                $ 2,465.00
       o  200 embroidered polo shirts @ $27.50 each(1)             $ 5,500.00
          Available in black & red

       o  300 Product brochure/ 100 for promotion & 100 for each
          branch @ $.36 each                                       $   108.00
       o  100 Thank you cards @ $.12 each                          $    12.00
       o  100 Invitation letters @ $.15 each                       $    15.00
       o  100 Bank resource CDs @ $7.25 each                       $   725.00
       o  Chairman's Circle & Founder's Private Reserve wines(2)
          50 Merlot @ $13.99 each                                  $   699.50
       o  50 Chardonnay @ $9.99 each                               $   499.50(3)
       o  100 Mousepads / 4 color process @ $8.96 each (4)         $   896.00
       o  100 Box / Packaging @ $5.50 each                         $   550.00
          --------------------------------------------------------------------
                                             Subtotal of items     $12,480.00

       Design, production and assembly                             $  6,347.00
                                                                   -----------
                                             Total                 $ 18,827.00

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(1) Each shirt ordered over 100 receives a $3.00 earned discount per shirt
(2) May be deleted by marketing committee
(3) If you want each participant to have one bottle of each, double the cost
(4) Order extras now for internet banking introduction, pricing is better in larger quantities

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II. Developing the Central Creative Visual Thematic
---------------------------------------------------

While many of the marketing items outlined herein are promotionally driven or very specific in style, shape, or concept, their needs to be one central creative visual thematic. This type of creative theme is used to support the look and feel of the banks image within its marketplace through its marketing communication materials and message. In part, the bank began the process during the organizational phase with one contract contact and service you deserve answers you can depend on. (One slogan provided by the bank and one by Bankmark) To roll out or introduce the bank within its marketplace develop continuity and tie ins with all the promotional aspects of this years marketing efforts we must begin developing the central creative visual thematic now.

These materials will be used in:
         a) Announcements to open Bank
         b) The Banks' "product brochures"
         c) In Banks' lobby and wall displays
         d) Announcements for business symposiums
         e) Product advertising
         f) Web based marketing
         g) Communications to shareholders
         h) Specific promotions to the Chairman's Circle and Founder's Groups

The development process begins with Financial Marketing Services presenting several visual directions as a place to start the Management and Marketing Committee (after tight campaigns are completed.) In this process bank management works with Financial Marketing Services to develop copy points and direction that supports each visual thematic. Example: by the time the group has completed its strategic session on Service Quality much of key message points will have filtered out of this session. These will be considered and developed during this stage of the creative process. Larger institutions must often develop creative materials as needed so each message has its own unique creative "look". Small banks cannot afford to follow this process as each time the bank goes to the creative think tank money and time are spent unnecessarily.

The fee to develop the central creative thematic is................... $8,000.00

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III: Grand Opening Process
--------------------------

Financial Marketing Services will work with the Bank to develop Grand Opening concepts that 1) announce the bank to it's respective community 2) cater to and create a special appreciation to all shareholders 3) make sure the Grand Opening process, programs and materials are in support of other marketing programs and campaigns. The cost categories are only an estimate or guide. Their refinement will come as the plan is developed agreed to and implemented.

Cost categories:
   a) Newspaper ads                                     $6,500.00
   b) Mailings, print & postage                         $2,500.00
   c) Entertainment, food, beverages & event            $8,000.00
      Estimated total..................................$17,000.00

IV. General Awareness and Niche Promotional Marketing Programs
--------------------------------------------------------------

During the next 12 months, it will be necessary for the bank to implement on a periodic basis two other distinct forms of direct marketing.

   a) A general awareness- we are here, we have opened or used to support grand opening.
      Local Spin Tabloid Insert
      Design, copy, art production.................................... $3,700.00

Printing
80K                                     $2,800.00
200K                                    $2,479.00

Insertion
80K                                     $3,160.00
200K                                    $8,400.00

Estimated total for 80K                                               $9,960.00*
Estimated total for 200K                                             $14,579.00*

Thus, total cost is based on the number of pieces chosen.

All printing done outside of Financial Marketing Services will need to be re-quoted at the time of the work. This is to allow for an exact quote based on the final artwork and quantity to be produced.

The bank will also need to implement ongoing niche marketing promotional materials and smaller events breakfast and luncheons which are hosted by the bank and sponsored by Chairman Circle members, Founders, and Key Customers.

   b) Niche promotional programs and mailings.
      o  Fortune Cookie General Promotion - Business
         to Business (500 Units)                                       $3,800.00

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      o  Right Tool for your Financial needs or Technology
         Banking Services Package
                                                                       $4,200.00
         o  Universal Tool                                             $1,800.00
         o  Maglite or equivalent promotional item                     $1,800.00

Public relations and account management will be the primary responsibility of Financial Marketing Services with field support provided by Judith Buethe. The Banks primary account team will be:

        Dan Hudson - Strategic Direction, Creative Direction
        Robbie Shelton - SR Account Representative, Bankmark and FMS Jennifer Cisco - Production Manager
        Judith Buethe - Public Relations Account Manager
        Stacey Conti - Systems Administrator

As an example of how the client/project support service will work:
o The day to day project implementation from the clients prospective should be with Bryan Hyzdu. Joann Waters, Robbie Shelton and Judith Buethe providing support through timely updates and client meetings.
o Status reports or questions involving delivery, media insertions, mailing, etc. should be with Jennifer Cisco or Robbie Shelton.
o Public relations and community issues Judith Buethe, Robbie Shelton or Dan Hudson.
o Technical support for systems supporting the project, web page or virtual community, Stacy Conti or Dan Hudson.
o  Project accounting and reconciliation, Jennifer Cisco or Dan Hudson.

The marketing committee, SR management client contact representative and Dan Hudson will be responsible for strategic direction, project performance and evaluation, issues if any, contractual obligations. Outside of the marketing committee these responsibilities are handled by Hyzdu and Hudson.

V: Initiating Work:
-------------------

      o Initiating work by both parties to support the implementation of this contract will begin with Financial Marketing Services providing the banks SR management/client contact person with a written work order detailing the work to be performed, a specific timeline for development, review and input, approvals, edits, production or fabrication time. The work order will also specify quantities of items or materials to be produced. The dates for delivery and specifics for shipping.

      o As each component of the plan is implemented, Financial Marketing Services will again review and refine the strategy or assumptions that were initially developed. These elements will be restated in a supporting summary document with the work

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         order. This review process allows the bank and Financial Marketing
         Services to finalize each segment of the marketing plan before creative development and implementation. With each meeting between the bank and Financial Marketing Services the Financial Marketing Services representative upon completion of the meeting will generate a conference report. This report outlines who was in attendance representing each organization, what the general discussions were, and what course of action was agreed to be taken by each organization.

      o At the end of each 30 days the account representative will provide the SR management/bank representative with a summary report of work completed, work in progress, or pending action to be taken by the bank, Financial Marketing Services, or other outside organizations or individuals.

      o Once a quarter Financial Marketing Services will present to the marketing committee a review of work completed, new creative materials, discussion of what the bank or directors may do to enhance the marketing programs and addresses any general issues or questions the marketing committee may have. This forum allows Financial Marketing Services/Bankmark to present other industry issues or trends that the marketing committee may need to consider for Service 1st Bank.

      o Every six months Financial Marketing Services/Bankmark will present to the full board a discussion paper issues and insight presentation evaluating the Banks marketing efforts, the market place, competitive issues and a summary discussion of trends within the banking industry.

      o As you can see, the steps and stages are built into the marketing agreement to assure the best lines of communication, monitoring, discussion, and performance review.

      o The public relations component of the marketing program will be managed jointly with Bryan Hyzdu, Judith Buethe, Dan Hudson and Robbie Shelton. Any press releases or copy generated by FMS/Judith Buethe will be approved by signature of Bryan Hyzdu prior to release.

VI: Account service
-------------------

    Monthly retainer for the first 6 months of $2,250.00 for a total of $13,500.00. After the first 6 months the Bank converts to $65.00 per hour with each months time being estimated prior to the work being initiated. Financial Marketing Services and the Bank representative must agree to each monthly estimate in advance.

    This fee covers the account service time for Judith Buethe and Robbie Shelton. All the other service cost and staff time are included in the items to be produced. It is my belief that 75% of the time necessary to set the account up and implement the programs herein will occur in the first 6 months, after that the cost should be minimal, unless the bank

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    implements other projects. It is also easier to set the Banks in house person up during the first 6 months to handle much of the day to day implementation.

Additional Terms of the Contract:
---------------------------------

o It is understood that final applicable sales tax for mugs, lapel pins, coffee, etc., will be billed upon final receipt of items by Financial Marketing Services. Any shipping costs for products are paid by the bank. Shipping will be Ground UPS insured.

o Any earned discount for items purchased in quantity or media will be passed through to Service 1st Bank at the earned discount rate.

o Issues and conflicts. Should a conflict arise between the 2 organizations, each must notify the other in writing as to the issues and recommendations for resolution. Each organization must notify the other within 10 days in writing regarding these issues. The organization needing to respond to these issues must do so within 15 days in writing. It is agreed that both organizations will then meet within 10 days face to face for final resolution to be documented in writing.

o The parties agree that the Bank or Financial marketing Services may require that any controversy or claim arising out of or relating to this Agreement, or the breach thereof, will be settled by arbitration in accordance with the Rules of the American Arbitration Association in effect at the time that the controversy or claim arises, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The forum for any such arbitration proceeding shall be at the nearest local office at the Judicial Arbitration Mediation Service.

o Should any legal action or arbitration proceeding be brought in connection with any provisions of this Agreement, or to collect damages for either the breach of any term of this Agreement or false representation or warranty given in connection with this Agreement, the prevailing party shall be entitled to recover all reasonable attorney fees, and costs and expenses actually incurred in such action or proceeding.

o All rights of reproduction shall remain solely with Financial Marketing Services unless specially agreed to otherwise in writing. Service 1st Bank understands it is licensing the right to use the marketing materials described herein.

o Any additional work performed, at the request of the Bank, on this contract will be paid for at cost unless agreed to otherwise.

o At the request of the Bank, any costs for changes in script, after approval, will be borne by the bank at cost.

o At the request of the Bank, any costs incurred due to changes, after the approval of any phase of this production, shall be borne by the bank.

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o  On multiple contracts simultaneously produced, it is the right of Financial
Marketing Services to cease work on any and all projects contingent on fulfillment of payment schedule of any contract. Any other work begun during the time of this Agreement but not specified in writing shall be protected by this contract's terms and conditions.

o Payment of invoices. All invoices will be referenced to the work orders for the work to be produced. Invoices as deposits, work in progress, or work completed will be paid net 15 days. Again, all costs associated with shipping, sales tax, or changes specified by the client will be bore by the client.

The Parties have executed this Agreement to be effective as of 2/1/2000 (the "Start Date").


Financial Marketing Services                    Service 1st Bank


/s/ DAN HUDSON                                  /s/ BRYAN HYZDU
-------------------------------                 --------------------------------
Dan Hudson, President & CEO                     Representative


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